AMENDMENT NO. 1 TO THE
                  ASSIGNMENT OF TECHNOLOGY AGREEMENT


     THIS AMENDMENT NO. 1 (this "Amendment") is entered into this 25th day of June, 1999, as an amendment to that certain Assignment of Technology Agreement (the "Agreement") dated 1st day of May 1998 entered into by and between LAXARCO HOLDING LIMITED, a company incorporated under the laws of the Republic of Cyprus ("Laxarco"), and CARBON RESOURCES LIMITED, a company incorporated under the laws of the Republic of Cyprus ("Carbon").

     WHEREAS, the parties, having entered into the Agreement, now wish to amend certain provisions of the Agreement and mutually agree to certain waivers of possible breaches thereunder.

     NOW THEREFORE BE IT RESOLVED that the Agreement hereby is amended as set forth below by this Amendment and shall remain in full force and effect, except only to the extent provided herein.

     1. Paragraph B on page 1 of the Agreement is hereby amended to read in its entirety as follows:

          "B. Assignor has executed a Heads of Agreement (the "Heads of Agreement") between the Novochercassk Plant of Synthetic Products ("NPSP") whereby the Assignor has been granted an exclusive license to proprietary Fischer-Tropsch technology including chain limiting catalysis appended hereto as Schedule B; and"

     2. Subsection (a) of Section 2.1 of the Agreement is hereby amended to read in its entirety as follows:

          "Assignee will complete construction of a pilot unit as described in subsection (c) of Section 2.1 of the Agreement (as amended) no later than the 1st day of November 2000."

     3. Subsection (c) of Section 2.1 of the Agreement is hereby amended to read in its entirety as follows:

         "Assignee will pursue the commercialization of the Technology, upon successful completion of the technology; for purposes hereof, 'successful completion' shall mean the successful completion of a 4 bbl per day pilot unit that incorporates the SYNGEN technology and the Fischer-Tropsch technology, that will operate on natural gas feedstock which may be in whole or in part gas from a city gas main to produce a synthesis gas which the Fischer-Tropsch unit will then convert into a hydrocarbon product, other gases and water vapor. The hydrocarbon product shall have a preponderance of the carbon chain distribution in the gasoline fraction (e.g. Hexanes and higher) and heavier. Such distribution will be determined by a mole balance based on a chromatographic analysis. It is mutually recognized that the 4 bbl per day unit described herein."

   4. Subsection (e) of Section 2.1 of the Agreement is hereby deleted in its entirety without the renumbering of any subsequent subsections.

   5. Subsections (h) and (i) of Section 2.1 and Subsection (i) of Section 6.2 of the Agreement are each hereby deleted in their entirety without the renumbering of any subsequent subsections.

    6. It is hereby understood, acknowledged and agreed by and between the parties hereto that Laxarco's negotiating the Heads of Agreement with NPSP in place of the N.D. Zelinsky Institute shall not be deemed a breach of the Agreement subjectd to the condition that concurrent herewith Laxarco enters into the Heads of Agreement with NPSP and delivers to Carbon a fully executed copy thereof.

    7. Assignor hereby waives, as of thedate hereof, any rights it may have to terminate the Agreement pursuant to Section 5.2 thereof as a result of any uncured default by Assignee.

    8. Subsection (b) of Section 20.1 of the Agreement is hereby amended to read in its entirety as follows:


      (b)  To Assignee:

          Carbon Resources Limited
          c/o Mr. Thomas Cooley
          5215 Spanish Oak
          Houston, Texas 77066

          With copies to:

          Synergy Technologies Corporation
          210 - 214 11th Avenue S.E.
          Calgary, Alberta Canada
          T2G 0X8

          and

          W.Scott Lawler, Esq.
          Lawler & Associates
          2820 Townsgate Road Suite 200
          Westlake Village, CA 91361


     9. The words in line 2 of Section 21.1 of the Agreement stating "the share exchange herein contemplated" shall be amended to read "the transactions contemplated herein".

     10.  The following Section is hereby added in its entirety to the
Agreement:

"20.1     Any dispute which may arise between the parties hereto under this
Agreement other than disputes relating to third party claims, shall be settled by an equitable rather than a strictly legal interpretation. In such cases, the parties will submit their differences to three arbiters: one to be selected by Assignor one to be selected by Assignee, and the third to be selected by the arbiters named by the parties hereto. In the event of a disagreement among the arbiters, the decision will rest with the majority. The decision of the majority of the arbiters shall be binding upon the parties hereto without appeal and may be entered as a judgment in any court of competent jurisdiction. The arbiters will be relieved of all judicial formality and may abstain from the strict rules of law except that the parties shall have the right to engage in discovery as if the dispute were proceeding in a court of general jurisdiction in the State of Colorado

23.2 Arbitration may be initiated by either Assignee or Assignor (the "Petitioner") by written notice to the other party demanding arbitration and naming its arbiter. The other party (the "Respondent") shall have ten business days after receipt of said notice within which to designate its arbiter. The third arbiter shall be chosen by the two arbiters named by the parties within ten business days thereafter and the arbitration shall be held at the place hereinafter set forth ten business days after the appointment of the third arbiter. Should the two arbiters not be able to agree on the choice of the third, then the third arbiter shall be chosen by the American Arbitration Association. If the Respondent does not name its arbiter within ten business days, the Petitioner may designate the second arbiter. Arbitration shall take place in Denver, Colorado. The Petitioner and the Respondent each shall pay its own expenses in connection with the Arbitration. The expense of the arbiters shall be shared equally between the parties. Except to the extent set forth in this Agreement, the Commercial Arbitration Rules of the American Arbitration Association shall govern any arbitration procedure hereunder."

     IN WITNESS WHEREOF the parties hereto have set their hand and seal as of the day and year first above written.

SIGNED, SEALED and DELIVERED
BY LAXARCO HOLDING LIMITED
in the presence of:




                                        LAXARCO HOLDING LIMITED



SIGNED, SEALED and DELIVERED
by CARBON RESOURCES LIMITED
in the presence of:




                                        CARBON RESOURCES
                                        LIMITED